UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2013

Mill City Ventures III, Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-53045	20-4709758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

328 Barry Avenue, Suite 210

Wayzata, MN 55391

(Address of principal executive offices)

(952) 473-3442

(Registrant’s telephone number, including area code)

130 West Lake Street, Suite 300

Wayzata, MN 55391

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2013, the Board of Directors of Mill City Ventures III, Ltd. appointed Howard P. Liszt to serve as a director of the company. While not yet formalized, it is expected that Mr. Liszt will be asked to serve on the Compensation Committee of the Board of Directors.

Mr. Liszt is a former senior fellow at the University of Minnesota (retired 2012), where he led a number of education initiatives for students interested in strategic communications careers. From 1994 until his retirement in 2000, Mr. Liszt was Chief Executive Officer of Campbell Mithun, Inc., a national marketing communications agency he joined in 1976. He also serves on the Board of Directors – Advisory Board, of Land O’ Lakes, Inc., an international food and agricultural cooperative (since 2006), the Board of Advisors of Kalypso, a consulting firm (since November 2010), the Board of Directors of Eggland’s Best, Inc., a leading national marketer of specialty branded eggs (since 2012), and as director of OCO Holdings, Inc., a communications service company (since 2009). Mr. Liszt also serves on the Board of Directors of Wireless Ronin, Inc., a publicly held marketing technology company focused on emerging digital media solutions. He previously served as a director of Restore Medical, Inc., a publicly held medical device company, from May 2006 until its acquisition by Medtronic, Inc. in July 2008; Zomax Inc., a publicly held company which provided outsourced supply chain management services, from 1996 until its acquisition in October 2006; Ocular Sciences, Inc., a manufacturer and marketer of specialty healthcare products, from 2001 until its acquisition in 2004; and Shuffle Master, Inc., a publicly held gaming supply company, from 2000 to 2003. Mr. Liszt holds a Bachelor of Arts in Journalism and Marketing and a Master of Science in Marketing from the University of Minnesota.

In accordance with the company’s policy for compensating independent directors, Mr. Liszt will receive a quarterly fee of $5,000, payable in arrears, for his service to the company on the board and any of its committees. In addition, we will reimburse Mr. Liszt for his reasonable out-of-pocket expenses incurred in attending board and committee meetings.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mill City Ventures III, Ltd.

Date: October 29, 2013	By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky Chief Executive Officer